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                                                                      EXHIBIT 11

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                           YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                           1995        1996         1997        1998        1999
                                         --------    --------     --------    --------    --------
Loss before cumulative effect
 of change in accounting
 principle..........................     $   (21)    $  (957)     $(11,942)   $(37,775)  $ (94,347)
Dividends on preferred stock........          --          --        (2,199)     (5,411)    (28,881)
                                         -------     -------      --------    --------   ---------

Loss before cumulative effect of
 change in accounting principle
 applicable to common stock for
 basic and diluted computations.....         (21)       (957)      (14,141)    (43,186)   (123,228)

Cumulative effect of change in
 accounting principle...............          --          --            --          --      (2,414)
                                         -------     -------      --------    --------   ---------
Net loss applicable to common
 stock for basic and
 diluted computations...............     $   (21)    $  (957)     $(14,141)   $(43,186)  $(125,642)
                                         =======     =======      ========    ========   =========

Weighted-average number of
 common shares outstanding
 during the period for basic
 and diluted computations
 (in thousands).....................       3,316       3,503         6,238      42,518     131,466
                                         =======     =======      ========    ========   =========

Per common share--basic and
 diluted:
  Loss before cumulative effect of
   change in accounting principle...     $ (0.01)    $ (0.27)     $  (2.27)   $  (1.02)  $   (0.94)

Cumulative effect of change in
 accounting principle...............          --          --            --          --       (0.02)
                                         -------     -------      --------    --------   ---------
   Net loss.........................     $ (0.01)    $ (0.27)     $  (2.27)   $  (1.02)  $   (0.96)
                                         =======     =======      ========    ========   =========
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